Exhibit 5.1

June 24, 2020

Board of Directors
Arbutus Biopharma Corporation
701 Veterans Circle
Warminster, PA 18974

Dear Sirs/Mesdames:

Re:	Arbutus Biopharma Corporation
We have acted as counsel for Arbutus Biopharma Corporation (the “Company”), a company existing under the Business Corporations Act (British Columbia), and have been asked to give this opinion in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) covering an aggregate of 4,500,000 common shares of the Company, without par value (the “Common Shares”), consisting of (a) an additional 3,000,000 Common Shares issuable pursuant to the Company’s 2016 Omnibus Share and Incentive Plan, as supplemented and amended (the “2016 Plan”), and (b) 1,500,000 Common Shares issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (the “2020 Plan,” and together with the 2016 Plan, the “Plans”) (collectively, the “Plan Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
In connection with the opinions hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant. We have also prepared or examined all such documents, corporate records of the Company, certificates of officers of the Company, resolutions of the board of directors of the Company and the shareholders of the Company, and other materials as we consider advisable or relevant. We have also examined such statutes, corporate and public records and other documents including certificates of public officials, and considered such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed.
For the purposes of the opinions set for below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all actual documents submitted to us as certified, conformed, telecopied or photostatic copies.
We are qualified to express opinions only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein, all as at the date hereof.
Based upon and subject to the foregoing, we are of the opinion that the Plan Shares have been duly authorized for issuance and, when issued in accordance with the terms of the Plans, will be validly issued and outstanding as fully paid and non-assessable common shares of the Company.
We hereby consent to the use of our name in the Registration Statement relating to the Shares and to the filing, as an exhibit to the Registration Statement, of this opinion.

Exhibit 5.1

This opinion is given solely in connection with the transactions referred to herein, and this opinion is limited to the matters expressly set forth herein, and no opinion has been implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in any law that may hereafter occur.
Yours truly,
/s/ Farris LLP
FARRIS LLP